SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8–K

CURRENT REPORT

____________________________

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2002

INTERNATIONAL BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Commission File Number 0–9439

Texas	74-2157138
(State or other Jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1200 San Bernardo, Laredo, Texas	78040-1359
(Address of principal executive offices)	(ZIP Code)

(Registrant’s telephone number, including area code)  (956) 722–7611

None

(Former name or former address, if changed since last report)

Item 5.                    Other Events

                On November 8, 2002, International Bancshares Corporation (“IBC”) issued a news release announcing that on November 6, 2002, its board of directors authorized IBC to expand its stock repurchase program.  IBC is now authorized to repurchase up to $140 million of its common stock through December 2003, compared to the prior authorization of $120 million through December 2002.  Common stock repurchases may be made from time to time, on the open market or through private transactions.  Common stock repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.  As of November 7, 2002, a total of 2,443,592 shares of  common stock had been repurchased under this program at a total cost of approximately $99 million, which shares are now reflected as 3,380,874 shares of treasury stock as adjusted for stock dividends.  The Company currently has invested approximately $120 million in treasury shares, which amount has been accumulated since the inception of the Company.

Item 7.	Financial Statements and Exhibits

	c.	Exhibits

The following exhibit is filed as part of this report:

		(99)	News release of International Bancshares Corporation dated November 8, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL BANCSHARES CORPORATION

(Registrant)

By	/s/ DENNIS E. NIXON
DENNIS E. NIXON, President,
and Chief Executive Officer

Date: November 8, 2002

EXHIBIT INDEX

Exhibit		Page Number
Number	Description

99	News Release of International Bancshares Corporation dated November 8, 2002	5